SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C.  20549



                              FORM 8-K

                           CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   JUNE 16, 1999
                                                    -------------




                      BANGOR HYDRO-ELECTRIC COMPANY
          ----------------------------------------------------
          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
------------------------     ---------------------   ------------------
(State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
-----------------------------------------              --------
(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621





Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  JUNE 16, 1999
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ITEM 5.  OTHER EVENTS
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RESUMPTION OF DIVIDEND ON COMMON STOCK.  At a regularly scheduled Board of
Directors meeting held on June 16, 1999, the Board of Directors of the Company declared a cash dividend on its common stock of $.15 per share, payable July 20, 1999 to shareholders of record June 30, 1999. This will be the first common stock dividend since the Company suspended common dividend payments in March 1997 due to financial difficulties. Attached is a copy of a press release issued by the Company on June 16, 1999 relating to this resumption of dividends.

                 BANGOR HYDRO RESUMES DIVIDEND PAYMENTS

Bangor, ME  - The Board of Directors of Bangor Hydro-Electric Company (NYSE:
BGR) today declared a cash dividend on its common stock of $.15 per share, payable July 20, 1999 to shareholders of record June 30, 1999. This will be the first common stock dividend since the Company suspended common dividend payments in March 1997 due to financial difficulties triggered by problems at the Maine Yankee nuclear generating plant. Bangor Hydro has a 7% ownership interest in Maine Yankee, which was permanently shut down later in 1997 and is now in the process of being decommissioned. Prior to suspending the common dividend in March 1997, Bangor Hydro had been paying quarterly dividends on its common stock of $.18 per share.

"We are pleased that our financial performance has recovered to the point where we can resume dividend payments," said Robert Briggs, President of Bangor Hydro. "We've worked hard to make it happen, and in the meantime our shareholders have been very patient. Common stockholders have a right to expect a reasonable return for providing the investment foundation for the facilities necessary to serve customers, and we appreciate the support our shareholders have provided while we've been dealing with difficult challenges."

Briggs indicated that the Board was taking a cautious approach to the resumption of common dividends. "While Maine Yankee's uncertainties seem to be behind us," said Briggs, "we're still dealing with others." Bangor Hydro and Maine's other electric utilities, in concert with Maine regulators, are in the process of implementing Maine's comprehensive electric utility restructuring law by March 1, 2000. The law, adopted in 1997, provides for direct consumer choice for electricity suppliers, while Bangor Hydro will continue to provide the "delivery" service as a regulated transmission and distribution utility. "The regulatory proceedings to establish the rates for the company on and after March 1, 2000 will not be completed until late this year or early next year," said Briggs, "and the outcome of that case is important to our expectations of financial results going forward." Briggs also indicated that the company's dividend policy would have to reflect the fundamental changes taking place in the industry and the need to retain financial flexibility to take advantage of other opportunities or to respond to unanticipated developments.

Bangor Hydro is required to exit the generation business as a part of utility restructuring, and on May 27 closed on a generation asset sale transaction that brought $79 million in cash proceeds, with another $10 million part of the transaction expected to be consummated soon. The generation asset sale proceeds are being used to reduce outstanding debt. "The proceeds from our generation asset sale have undoubtedly put us on sounder financial footing," said Briggs.

Regular quarterly dividends on Bangor Hydro's various series of preferred stock were declared as well.

Dividend Declaration Summary

Common stock, $5 par value ------------------------ $0.15 per share
8.76% Preferred Stock ----------------------------- $2.19 per share
7% Preferred Stock -------------------------------- $1.75 per share
4.25% Preferred Stock ----------------------------- $1.06 per share
4% Preferred Stock -------------------------------- $1.00 per share

Bangor Hydro (www.bhe.com) is an electric utility serving a population of about 192,000 in an area encompassing 5,275 square miles in eastern and east coastal Maine. Bangor Hydro is a member of the New England Power Pool and is interconnected with other New England utilities to the south and with the New Brunswick Power Corp. to the north.

For More Information Contact:
Robert S. Briggs, President & CEO / (207) 941-6607
or Frederick Samp, Chief Financial Officer / (207) 941-6653




                                 BANGOR HYDRO-ELECTRIC COMPANY



                                   by  /s/ Frederick S. Samp
                                     -----------------------
                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  June 17, 1999